Exhibit 99.1

red violet Appoints Lisa Stanton to Board of Directors

BOCA RATON, Fla. – August 9, 2021 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced the appointment of Lisa Stanton as an independent director of red violet’s Board of Directors, effective immediately.

Commenting on the new director appointment, Derek Dubner, red violet’s Chairman and CEO, said, “We are delighted to welcome Lisa to the Board. Lisa brings a wealth of knowledge and experience to our board in the areas of FinTech, identity, and security, which will serve the company well in the continued execution of its roadmap to being ‘all things identity.’”

Lisa Stanton brings extensive business leadership experience as a financial services/FinTech executive with deep expertise in risk management, information solutions, and data security. Ms. Stanton presently serves on the Board of Directors of Washington Trust Bancorp (Nasdaq: WASH) and previously served on the Board of Directors of Trulioo, a global identity verification provider, and as a member of the Venture Investments Board and advisor to the IT Resilience and Strategy Committee of the Board of Directors of Nationwide Building Society.

Ms. Stanton recently served as General Manager, Enterprise Strategy for American Express. Prior to American Express, Ms. Stanton served as the CEO of InAuth, a digital security solutions provider to global financial institutions, leading the company through its sale to American Express. Previous roles include founder and CEO of the U.S. division of Monitise, a mobile banking and payments platform provider for financial institutions. Ms. Stanton also served as Senior Vice President of Citizens Financial Group and First New Hampshire Bank.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com